Exhibit 5.1

Execution Copy

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GENESIS ENERGY, L.P.

FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GENESIS ENERGY, L.P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Construction	16

ARTICLE II ORGANIZATION		17
2.1	Continuation of Existence	17
2.2	Name	17
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	17
2.4	Purpose and Business	17
2.5	Powers	18
2.6	Power of Attorney	18
2.7	Term	19
2.8	Title to Partnership Assets	19

ARTICLE III RIGHTS OF LIMITED PARTNERS		20
3.1	Limitation of Liability	20
3.2	Management of Business	20
3.3	Outside Activities of the Limited Partners	20
3.4	Rights of Limited Partners	20

ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS		21
4.1	Certificates	21
4.2	Mutilated, Destroyed, Lost or Stolen Certificates	22
4.3	Record Holders	23
4.4	Transfer Generally	23
4.5	Registration and Transfer of Limited Partner Interests	23
4.6	Transfer of a General Partner’s General Partner Interest	24
4.7	Restrictions on Transfers	25
4.8	Citizenship Certificates; Non-citizen Assignees	25
4.9	Redemption of Partnership Interests of Non-citizen Assignees	26

ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS		28
5.1	Transformation of the General Partner Interest	28
5.2	Cancellation of Incentive Distribution Rights	28
5.3	Previous Capital Contributions	28
5.4	Interest and Withdrawal	28
5.5	Capital Accounts	28
5.6	Issuances of Additional Partnership Securities	31
5.7	No Preemptive Right	32
5.8	Splits and Combinations	32

i

5.9	Fully Paid and Non-Assessable Nature of Limited Partner Interests	33
5.10	Establishment of Waiver Units	33
5.11	Establishment of Common Units – Class B	39

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS		42
6.1	Allocations for Capital Account Purposes	42
6.2	Allocations for Tax Purposes	45
6.3	Requirement of Distributions; Distributions to Record Holders	47

ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS		48
7.1	Management	48
7.2	Certificate of Limited Partnership	50
7.3	Restrictions on General Partner’s Authority	50
7.4	Reimbursement of the General Partner	51
7.5	Outside Activities	52
7.6	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner	53
7.7	Indemnification	55
7.8	Liability of Indemnitees	56
7.9	Resolution of Conflicts of Interest	57
7.10	Other Matters Concerning the General Partner	58
7.11	Purchase or Sale of Partnership Securities	59
7.12	Reliance by Third Parties	59

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		60
8.1	Records and Accounting	60
8.2	Fiscal Year	60
8.3	Reports	60

ARTICLE IX TAX MATTERS		60
9.1	Tax Returns and Information	60
9.2	Tax Elections	61
9.3	Tax Controversies	61
9.4	Withholding	61

ARTICLE X ADMISSION OF PARTNERS		61
10.1	Admission of Substituted Limited Partner	61
10.2	Admission of Successor General Partner	62
10.3	Admission of Additional Limited Partners	62
10.4	Amendment of Agreement and Certificate of Limited Partnership	63

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS		63
11.1	Withdrawal of the General Partner	63
11.2	Removal of the General Partner	65
11.3	Removal or Other Elimination of Director Election Right	66
11.4	Interest of Departing Partner and Successor General Partner	66
11.5	Withdrawal of Limited Partners	67

ARTICLE XII DISSOLUTION AND LIQUIDATION		67
12.1	Dissolution	67
12.2	Continuation of the Business of the Partnership after Dissolution	68
12.3	Liquidator	68
12.4	Liquidation	69
12.5	Cancellation of Certificate of Limited Partnership	70
12.6	Return of Contributions	70
12.7	Waiver of Partition	70
12.8	Capital Account Restoration	70

ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		70
13.1	Amendment to be Adopted Solely by the General Partner	70
13.2	Amendment Procedures	71
13.3	Amendment Requirements	72
13.4	Special Meetings	73
13.5	Notice of a Meeting	75
13.6	Record Date	75
13.7	Adjournment	76
13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes	76
13.9	Quorum	76
13.10	Conduct of a Meeting	77
13.11	Action Without a Meeting	77
13.12	Voting and Other Rights	78

ARTICLE XIV MERGER		78
14.1	Authority	78
14.2	Procedure for Merger or Consolidation	78
14.3	Approval by Limited Partners of Merger or Consolidation	79
14.4	Certificate of Merger	80
14.5	Effect of Merger	80

ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS		81
15.1	Right to Acquire Limited Partner Interests	81

ARTICLE XVI GENERAL PROVISIONS		83
16.1	Addresses and Notices	83
16.2	Further Action	83
16.3	Binding Effect	83
16.4	Integration	83
16.5	Creditors	83
16.6	Waiver	83
16.7	Counterparts	84
16.8	Applicable Law	84
16.9	Invalidity of Provisions	84
16.10	Consent of Partners	84

EXHIBITS

Exhibit A            Conversion Notice

FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GENESIS ENERGY, L.P.

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Genesis Energy, L.P., dated as of December  28, 2010 and effective as of the Effective Time (as defined herein), is entered into by and among Genesis Energy, LLC, a Delaware limited liability company, as the General Partner (as defined herein), together with any other Persons (as defined herein) who are or who become Partners (as defined herein) in the Partnership (as defined herein) or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

WHEREAS, Genesis Energy, LLC (formerly known as Genesis Energy, Inc.), the sole general partner of the Partnership, and certain other parties organized the Partnership as a Delaware limited partnership pursuant to an Amended and Restated Agreement of Limited Partnership dated as of December 3, 1996 (the “First Amended Agreement”);

WHEREAS, on December 7, 2000, the General Partner and certain other parties amended and restated the First Amended Agreement to enter into the Second Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P. (the “Second Amended Agreement”);

WHEREAS, on July 31, 2002, the General Partner amended and restated the Second Amended Agreement to enter into the Third Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P. (the “Third Amended Agreement”);

WHEREAS, on June 9, 2005, the General Partner amended and restated the Third Amended Agreement to enter into the Fourth Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P., which was subsequently amended on December 18, 2007 and March 1, 2010 (as amended, the “Fourth Amended Agreement”); and

WHEREAS, the General Partner hereby, pursuant to the authority contained in Sections 7.1 (Management) and 13.1 (Amendment to be Adopted Solely by the General Partner) of the Fourth Amended Agreement, amends and restates the Fourth Amended Agreement as provided herein to, among other things, reflect the consummation of the transactions contemplated by the General Partner Merger Agreement (as defined herein), including to reflect the transformation of the 2.0% economic general partner interest in the Partnership to a non-economic general partner interest in the Partnership and the cancellation of Incentive Distribution Rights, and to set forth the rights, preferences and privileges of the Common Units – Class B and the Waiver Units (each, as defined herein).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Fourth Amended Agreement in its entirety:

ARTICLE I
DEFINITIONS

1.1           Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Common Unit, a Waiver Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Common Unit, Waiver Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Common Unit, Waiver Unit or other Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i)or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question or (ii) owns, beneficially, directly or indirectly, 20% or more of the outstanding capital stock, shares or other equity interests of the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Fifth Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation, organization or other entity of which such Person is a director, officer, manager or partner, or serves in a similar capacity, or is directly or indirectly the owner of 20% or more of the beneficial interests in such entity or of any class of voting stock or other voting interest therein; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the business of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by any Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Available Cash Before Reserves” shall mean the amount determined with respect to the relevant Quarter in accordance with the methodology used to determine the Partnership’s “Available Cash Before Reserves” as set forth in the Partnership’s most recent public filing with the Commission under the Securities Exchange Act of 1934, as amended, as of the relevant determination date, in which such measure has been included; provided, however, that in no event shall Available Cash Before Reserves include proceeds from the issuance of debt or equity or gains or losses from asset sales (other than asset sales in the ordinary course of business) in determining Available Cash Before Reserves for a Quarter.

“Board of Directors” shall mean the Board of Directors of the General Partner.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit, a Waiver Unit or any Partnership Interest shall be the amount that such Capital Account would be if such Common Unit, Waiver Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Common Unit, Waiver Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

“Certificate” means a certificate, (i) issued in global form in accordance with the rules of the Depositary or (ii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or Waiver Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Change of Control” means any (i) sale, lease, exchange or other transfer of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any other Person or (ii) merger, conversion or consolidation of the Partnership with or into another Person unless, in the case of (i) or (ii), more than 50% of the outstanding securities of each class of such Person or of the resulting or surviving Person, as the case may be, are owned (directly or indirectly) by Persons that constituted Unitholders immediately prior to such sale, lease, exchange, transfer, merger, conversion or consolidation, as the case may be, on a substantially pro rata basis.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Combined Interest” has the meaning assigned to such term in Section 11.4(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a Common Unit in this Agreement consisting of Common Units – Class A and Common Units – Class B but not including any Waiver Units.  The Common Units (as defined in the Fourth Amended Agreement) are hereby re-named the “Common Units – Class A”.

“Common Unit Automatic Conversion” has the meaning assigned to such term in Section 5.11(d).

“Common Unit – Class A” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units – Class A in this Agreement.

“Common Unit – Class B” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units – Class B in this Agreement.

“Common Unit Conversion Date” has the meaning assigned to it in Section 5.11(e).

“Common Unit Conversion Notice” has the meaning assigned to such term in Section 5.11(d).

“Common Unit Conversion Notice Date” has the meaning assigned to such term in Section 5.11(d).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner or officers, directors or employees of any Affiliate of the General Partner.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Ratio” has the meaning assigned to it in Section 5.10(b)(v).

“Conversion Right Date” means the date on which the applicable holder of a class of Waiver Units shall have the right, at the option of such holder, to convert from time to time its Waiver Units into Common Units – Class A.

“Conveyance Agreement” means that certain Purchase & Sale and Contribution & Conveyance Agreement, dated as of November 26, 1996, among the Partnership, Genesis OLP, Genesis Energy, L.L.C., Howell and a Subsidiary of Salomon, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Coverage Ratio” means, with respect to the relevant Quarter, the quotient derived by dividing Available Cash Before Reserves for such Quarter by the aggregate sum of the distributions paid in respect of the Common Units attributable to such Quarter.  In addition to and without limitation of the foregoing, for purposes of this definition, “Coverage Ratio” shall be calculated after giving effect on a pro forma basis to the conversion of the applicable class of Waiver Units with respect to which a determination is to be made regarding the eligibility of such class of Waiver Units for conversion pursuant to Section 5.10(b)(v).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(x).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Denbury” has the meaning given to it in Section 11.2.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Directors” shall mean the members of the Board of Directors.

“Disability” means (i) Executive has been absent from his duties with the General Partner on a full-time basis for 180 out of any 220 consecutive calendar days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the General Partner or its insurers and reasonably acceptable to the Executive or his legal representatives, or (ii) Executive is determined to be totally disabled by the Social Security Administration.

“DWAC” has the meaning assigned to such term in Section 5.10(b)(v).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the General Partner Merger Agreement.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Executive” means (i) each holder of a Partners GP Series B Unit (as defined in the General Partner Merger Agreement) immediately prior to the Effective Time and (ii) any Person that receives Units pursuant to the New Equity Incentive Plan.

“Executive Cause” means any of the following:  (i) Executive’s commission of willful fraud against, or willful theft of any assets or property of, the General Partner, the Partnership or their respective Subsidiaries, suppliers or customers; (ii) Executive’s conviction (or plea of nolo contendere) for any felony or any crime which involves moral turpitude; (iii) Executive’s material violation of the non-disclosure or confidentiality provisions of any employment or similar agreement with the Partnership or the General Partner; (iv) Executive’s substantial non-performance of his duties and obligations, whether pursuant to any employment or similar agreement with the Partnership or the General Partner or otherwise (other than due to death or disability); (v) Executive’s gross negligence; (vi) Executive’s willful misconduct in performing his duties; (vii) Executive willfully engaging in conduct that is demonstrably and materially injurious, monetarily or otherwise, to the General Partner, the Partnership, or their respective Subsidiaries; (viii) Executive’s willful violation of material written rules, regulations or policies of the General Partner or the Partnership; or (ix) failure to follow reasonable written instructions or directions from a majority of the General Partner’s Audit Committee to Executive that Executive’s failure to follow such instructions or directions could reasonably be expected to be materially injurious, monetarily or otherwise, to the General Partner or the Partnership, or their respective Subsidiaries.

“First Amended Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Amended OLP Agreement” has the meaning assigned to such term in Section 1.1 of the Fourth Amended Agreement.

“Fourth Amended Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Fourth Amended OLP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P., dated as of June 9, 2005, as it may be amended, supplemented or restated from time to time.

“General Partner” means Genesis Energy, LLC and its successors and permitted assigns as general partner of the Partnership.

“General Partner Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as amended or amended and restated from time to time.

“General Partner Interest” means the non-economic, management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it).  The General Partner Interest does not have any rights to ownership, profit or any rights to receive distributions from operations or the liquidation or winding up of the Partnership.

“General Partner Merger Agreement” means the Merger Agreement, dated as of the date hereof, by and among the Partnership, Genesis Acquisition, LLC, a Delaware limited liability company, and the General Partner.

“Genesis OLP” means Genesis Crude Oil, L.P., a Delaware limited partnership, and its successors.

“Group” means a particular Person and its Affiliates or Associates, together with any other Person and the other Person’s Affiliates and Associates, if both Persons (directly or indirectly through any of their Affiliates or Associates) beneficially own Partnership Securities, and such Persons (directly or indirectly through any of their Affiliates or Associates) have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to any such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities. For purposes of the definition of “Outstanding,” a Group will be considered the beneficial owner of any Partnership Securities directly or indirectly owned by any member of the Group.

“Group Member” means a member of the Partnership Group.

“Howell” means Howell Corporation and its Subsidiaries.

“Incentive Distribution Right” has the meaning assigned to such term in Section 1.1 of the Fourth Amended Agreement.

“Indemnitee” means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of a Group Member, (c) any Person who is or was a member, officer, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Closing Date” means December 3, 1996.

“Initial Offering” means the initial offering and sale of Common Units to the public on December 3, 1996, as described in the Registration Statement.

“Limited Partner” means, unless the context otherwise requires, (a) each initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner, and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.4 and (b) solely for purposes of Article V, Article VI, Article VII and Article IX and Section 12.4, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Waiver Units, with respect to such Waiver Units, except as may otherwise be required by any non-waivable provision of law.

“Limited Partner Group” shall have the meaning assigned to such term in Section 13.4(a).

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Waiver Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any Waiver Units except as may otherwise be required by any non-waivable provision of law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the Partners have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Majority Interest” means at least a majority in Voting Power of the Outstanding Limited Partner Interests.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“New Equity Incentive Plan” means the equity incentive plan that may be established by the Partnership for Executives as contemplated by the General Partner Merger Agreement.

“Ninety Percent Interest” means at least 90% in Voting Power of the Outstanding Limited Partner Interests.

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Limited Partner Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

“Non-Competition Agreement” means the Non-Competition Agreement, dated as of December 3, 1996, among the Partnership, Genesis OLP, Salomon, Basis Petroleum, Inc. and Howell.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b) hereof.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of their Affiliates) acceptable to the General Partner in its reasonable discretion.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person, together with its Affiliates, Associates or any Group (other than in each instance, the General Partner or its Affiliates), beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities so owned by such Person and its Affiliates and Associates, or by such Group or any member of such Group, shall not be considered to be Outstanding in any context relating to matters pertaining to the succession, election, removal, withdrawal, replacement or substitution of the General Partner, specifically including voting upon any such matters (unless otherwise required by law), or when in connection with any such matters (i) sending notices of a meeting of Limited Partners to vote on any such matter (unless otherwise required by law), (ii) calculating required votes, (iii) determining the presence of a quorum, or (iv) for other similar purposes under this Agreement, except that such Partnership Securities shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, however, that such 20% limitation shall not apply to holders of Common Units – Class B with respect to electing or making other decisions regarding Directors pursuant to Section 13.4(b).

“Partner” means the General Partner and each Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partnership” means Genesis Energy, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership and its Subsidiaries, treated as a single consolidated entity.

“Partnership Interest” means an ownership interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units and Waiver Units.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder or Assignee holding Common Units, the product obtained by multiplying (i) 100%, less the percentage applicable to paragraph (b), by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.  The Percentage Interest with respect to a General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Waiver Units, apportioned equally among all holders of Waiver Units in accordance with the relative number or percentage of Waiver Units held by each such holder.

“Proxy Statement” means the definitive Proxy Statement filed by the Partnership with the Commission under the Securities Exchange Act of 1934, as amended, for the purpose of soliciting the votes of the holders of Common Units – Class A  with respect to the Restructuring, as it has been or as it may be amended or supplemented from time to time.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner, the Partnership and their respective Subsidiaries) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a calendar quarter.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or participate in any offer.

“Record Holder” means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Limited Partner Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-11545), as amended, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units – Class A in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Restructuring” means the restructuring of the Partnership and Genesis OLP as approved by the requisite vote of the partners of the Partnership and Genesis OLP on December 7, 2000, and as defined in the Fourth Amended Agreement.

“Salomon” means Salomon Smith Barney Holdings Inc, a Delaware corporation, and Salomon Brothers Holdings, Inc., a Delaware corporation.

“Second Amended Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of such partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Third Amended Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or Waiver Units.

“Transfer Application” means an application and agreement for transfer of Partnership Securities in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Two-Thirds Interest” means at least 662/3% in Voting Power of the Outstanding Limited Partner Interests.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Waiver Units but shall not include a General Partner Interest; provided, however, that when the term “Unit” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any Waiver Units except as may otherwise be required by any non-waivable provision of law.

“Unitholders” mean the holders of Units.

“Unitholder Rights Agreement” means that certain Unitholder Rights Agreement among the General Partner, the Partnership and the other parties thereto, dated as of July 25, 2007,  as amended on October 15, 2007, and as further amended on the date hereof (and as it may be amended, supplemented or modified from time to time).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Voting Power” means the right, if any, of the holder of a Partnership Security  to vote on Partnership matters.  Each Common Unit shall entitle the holder thereof to one vote, with the holders of Common Units voting together as a single class, except that only the Common Units – Class B shall be entitled to vote on the election of, and other matters respecting, Directors as provided under Section 13.4(b). Each additional Partnership Security shall entitle the holder thereof to such vote, if any, as shall be established at the time of issuance of such Partnership Security.  Except to the extent otherwise prohibited by any non-waivable provision of law or as provided in Section 5.10(b)(iii)(B), the Waiver Units shall not be entitled to vote on any matter (including with respect to a merger, consolidation or the sale, lease, exchange or transfer of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole).

“Waiver Unit” means a Waiver Unit – Class 1, a Waiver Unit – Class 2, a Waiver Unit – Class 3 and/or a Waiver Unit – Class 4.

“Waiver Unit Automatic Conversion Date” has the meaning assigned to such term in Section 5.10(b)(v).

“Waiver Unit – Class 1” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a Waiver Unit – Class 1 in this Agreement, and does not refer to a Common Unit issued upon conversion of a Waiver Unit – Class 1 pursuant to the terms hereof.

“Waiver Unit – Class 2” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a Waiver Unit – Class 2 in this Agreement, and does not refer to a Common Unit issued upon conversion of a Waiver Unit – Class 2 pursuant to the terms hereof.

“Waiver Unit – Class 3” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a Waiver Unit – Class 3 in this Agreement, and does not refer to a Common Unit issued upon conversion of a Waiver Unit – Class 3 pursuant to the terms hereof.

“Waiver Unit – Class 4” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a Waiver Unit – Class 4 in this Agreement, and does not refer to a Common Unit issued upon conversion of a Waiver Unit – Class 4 pursuant to the terms hereof.

“Waiver Unit Conversion Notice” has the meaning assigned to such term in Section 5.10(b)(v).

“Waiver Unit Conversion Notice Date” has the meaning assigned to such term in Section 5.10(b)(v).

“Waiver Unit Surrender Date” has the meaning assigned to such term in Section 5.10(b)(v).

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

1.2           Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II
ORGANIZATION

2.1           Continuation of Existence.  The General Partner and the Limited Partners hereby amend and restate the Fourth Amended Agreement in its entirety to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. This amendment and restatement shall become effective at the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

2.2           Name.  The name of the Partnership shall be “Genesis Energy, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3           Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be CT Corporation System. The principal office of the Partnership shall be located at 919 Milam, Suite 2100, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 919 Milam, Suite 2100, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

2.4           Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that Genesis OLP is permitted to engage in by the Fourth Amended OLP Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (b) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, and (d) serve as a member of the General Partner and, in connection therewith, to exercise all the rights and powers held by the Partnership as a member of the General Partner, pursuant to the General Partner Agreement. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

2.5           Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

2.6           Power of Attorney.

(a)            Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)             execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments  (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii)            execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator or (H) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6 (a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)            The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.7           Term.  The term of the Partnership shall continue until the close of Partnership business on December 31, 2086 or until the earlier dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.8           Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

3.1           Limitation of Liability.  The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

3.2           Management of Business.  No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

3.3           Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

3.4           Rights of Limited Partners.

(a)            In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i)             to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)            promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local tax returns for each year;

(iii)           to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv)           to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)            to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)           to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)            The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (ii) any information that the General Partner reasonably believes to be in the nature of trade secrets or (iii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF
PARTNERSHIP INTERESTS

4.1           Certificates.  Upon the Partnership’s issuance of Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued; provided, however, with respect to the issuance of any Waiver Units or Common Units – Class B, the Partnership shall issue Certificates in accordance with Section 5.10(b) or 5.11(c), as applicable. In addition, the General Partner may cause the Partnership to issue Certificates evidencing ownership of one or more other classes or series of Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit – Class A Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Units in global form, the Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Partnership.  Notwithstanding the above provisions, Common Units – Class A may be uncertificated.

4.2           Mutilated, Destroyed, Lost or Stolen Certificates.

(a)            If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and, in the case of a Unit Certificate, the Transfer Agent shall countersign, in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)            The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and, in the case of a Unit Certificate, the Transfer Agent shall countersign (or, in the case of Units issued in global form, register in accordance with the rules and regulations of the Depositary), a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)             makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)            requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)           if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)          satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)            As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

(d)            In lieu of issuing a new Certificate pursuant to this Section 4.2, with respect to any Common Units – Class A, the Transfer Agent may cause Common Units – Class A represented by such Certificate to be uncertificated; provided, that any Record Holder may request a Certificate at the Partnership’s expense.

4.3           Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Limited Partner Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

4.4           Transfer Generally.

(a)            The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b)            No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)            Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member or other owner of the General Partner of any or all of the shares of stock, membership interests or other ownership interests in the General Partner.

4.5           Registration and Transfer of Limited Partner Interests.

(a)            The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests or transfers of uncertificated Common Units – Class A unless such transfers are affected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and, in the case of Common Units – Class A, the Transfer Agent shall countersign (or, in the case of Units issued in global form, register in accordance with the rules and regulations of the Depositary), in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon delivery of evidence of the ownership of uncertificated Common Units – Class A and subject to Section 4.5(b), the Transfer Agent shall deliver in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, evidence of ownership of uncertificated Common Units – Class A evidencing the same aggregate number of Common Units – Class A as was evidenced by the uncertificated Common Units so surrendered.

(b)            Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until (i) if the Limited Partner Interests being transferred are evidenced by Certificates, such Certificates are surrendered for registration of transfer or (ii) if the Limited Partnership Interests being transferred are uncertificated Common Units – Class A, evidence of the ownership of such Common Units – Class A is provided and, in either case, a Transfer Application is provided and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate, or uncertificated issuance of Common Units – Class A, under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)            Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)            Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e)            A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

4.6           Transfer of a General Partner’s General Partner Interest.  Prior to December 31, 2006, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (a) has been approved by the prior written consent or vote of the holders of a Majority Interest or (b) is of all, but not less than all, of its General Partner Interest to (i) an Affiliate of the General Partner or (ii) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (x) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Fourth Amended OLP Agreement and to be bound by the provisions of this Agreement and the Fourth Amended OLP Agreement, (y) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner, of any limited partner of Genesis OLP or cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (z) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each other Group Member.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

4.7           Restrictions on Transfers.

(a)            Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Genesis OLP under the laws of the jurisdiction of its formation or (iii) cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)            The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Genesis OLP becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)            Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

4.8           Citizenship Certificates; Non-citizen Assignees.

(a)            If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b)            The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)            Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)            At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

4.9           Redemption of Partnership Interests of Non-citizen Assignees.

(a)            If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Limited Partner Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

(i)             The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or if the Redeemable Interests are uncertificated Common Units – Class A, other evidence of such uncertificated Common Units – Class A, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)            The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)           Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, or, if the Redeemable Interests are uncertificated Common Units – Class A, other evidence of such uncertificated Common Units – Class A, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)           After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)            The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)            Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interests before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interests certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF
PARTNERSHIP INTERESTS

5.1           Transformation of the General Partner Interest.  The 2% general partner interest in the Partnership that existed immediately prior to the Effective Time is, immediately following the Effective Time, hereby converted into a non-economic, management interest in the Partnership giving the holder of such non-economic, management interest the right and power to manage and control the business and affairs of the Partnership.  Following the Effective Time, the General Partner Interest shall only represent a non-economic, management interest of the General Partner in the Partnership giving the holder of such non-economic, management interest the right and power to manage and control the business and affairs of the Partnership.  Genesis Energy, LLC hereby continues as general partner of the Partnership and the Partnership is hereby continued without dissolution.

5.2           Cancellation of Incentive Distribution Rights.   The Incentive Distribution Rights that existed immediately prior to the Effective Time are, immediately following the Effective Time, hereby canceled.  Following the Effective Time, no Person, in its capacity as a former holder of the Incentive Distribution Rights, shall have any rights with respect to the Partnership as a former holder of the Incentive Distribution Rights, including the right to receive any distributions from the Partnership.

5.3           Previous Capital Contributions.  The Partners (or their predecessors) have heretofore made Capital Contributions to the Partnership as provided in the First Amended Agreement.

5.4           Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

5.5           Capital Accounts.

(a)            The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement (including the Third Amended Agreement) and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)            For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)             Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Fourth Amended OLP Agreement) of all property owned by Genesis OLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii)            All underwriting discounts and commissions incurred by the Partnership in connection with the issuance of Partnership Securities that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such costs are incurred and shall be allocated 100% to the holders of such Partnership Securities in accordance with their relative Percentage Interests. All other fees and other expenses incurred by the Partnership to promote the sale of (or to sell) Partnership Securities that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)           Except as otherwise provided in Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)           Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)            In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi)           If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 50(c)(1) or 50(c)(2) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)            A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)            (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of a Waiver Unit to a Common Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or immediately after such conversion (with respect to the conversion of a Waiver Unit to a Common Unit) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or on the date of such conversion and had been allocated to the Partners in the same manner as any item of gain or loss actually recognized during such period would have been allocated. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Waiver Unit, first to the Partners holding converted Waiver Units until the Capital Account of each converted Waiver Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Waiver Unit), and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Waiver Unit is not sufficient to cause the Capital Account of each converted Waiver Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit, then Capital Account balances shall be reallocated between the Partners holding converted Waiver Units and the Partners holding Common Units (other than converted Waiver Units) so as to cause the Capital Account of each converted Waiver Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Waiver Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time.

(ii)            In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) (f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

5.6           Issuances of Additional Partnership Securities.

(a)            The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

(b)            Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem such Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security and (viii) the right, if any, of such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)            The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Common Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Common Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units, Waiver Units or other Partnership Securities are listed for trading.

(d)            No fractional Units shall be issued by the Partnership.

5.7           No Preemptive Right.  No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) the issuance of any class or series of Partnership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of obligations, evidence of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Partnership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Partnership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

5.8           Splits and Combinations.

(a)            Subject to Section 5.8(d) (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Waiver Units) are proportionately adjusted.

(b)            Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)            Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Common Units – Class A to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Common Units – Class A, the surrender of any Certificate, or other evidence of uncertificated Common Units – Class A held by such Record Holder immediately prior to such Record Date.

(d)            The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

5.9           Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

5.10         Establishment of Waiver Units.

(a)            General. The Partnership hereby designates and creates four classes of Units to be designated as the “Waiver Units – Class 1”, “Waiver Units – Class 2”, “Waiver Units - Class 3” and “Waiver Units – Class 4” (collectively, the “Waiver Units”), with each such class consisting of a total of 1,750,000 Units.

(b)            Rights of Waiver Units. The Waiver Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)             Allocations.

(A)           Notwithstanding anything to the contrary in Section 6.1(a), Net Income or items of gross income or gain shall be allocated to the Unitholders holding Waiver Units in an amount equal to the distributions they receive pursuant to Section 5.10(b)(ii) until the aggregate amount of such items allocated to the Unitholders holding Waiver Units pursuant to this paragraph 5.10(b)(i)(A) for the current taxable year and all previous taxable years is equal to the cumulative amount of all distributions made under Section 5.10(b)(ii) to the Unitholders holding Waiver Units.

(B)            Notwithstanding anything to the contrary in Section 6.1(a), Net Loss shall not be allocated to the Unitholders holding Waiver Units; provided, however, if any Waiver Units remain unconverted on January 1, 2021, then Net Loss or items of deduction or loss shall be allocated to the Unitholders of Waiver Units for the taxable year or portion thereof in which January 1, 2021 falls until their Capital Accounts have been reduced to a zero balance.

(ii)            Distributions.  Commencing with the Quarter ending March 31, 2011, the Holders of the Waiver Units as of an applicable Record Date shall be entitled to receive Partnership distributions in an amount equal to $0.001786 per Waiver Unit; provided, however, that Waiver Units (i) issued and Outstanding (or deemed issued and outstanding or held by a Record Holder) during such Quarter, (ii) entitled to a distribution with respect to such Quarter, and (iii) Outstanding for less than the entire Quarter, shall be entitled only to a pro rata distribution based on the number of days in such Quarter during which such Unit was (or was deemed) Outstanding.

(iii)           Voting Rights.

(A)           Except as provided in clause (B) below, the Waiver Units shall have no voting rights (including with respect to a merger or consolidation of the Partnership). Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference solely to the holders of Common Units, and not the Waiver Units, and the definitions of “Majority Interest”, “Two-Thirds Interest” and “Ninety Percent Interest” and similar concepts shall correspondingly be construed to mean the requisite Voting Power of only the Common Units and not the Waiver Units.

(B)            Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, the affirmative vote of the holders of a majority of a class of such Outstanding Waiver Units, voting separately as a class based upon one vote per such Waiver Unit, shall be necessary on any matter (other than pursuant to a merger or consolidation of the Partnership) that amends or modifies any of the terms of such class of Waiver Units; provided, that the General Partner shall be able to amend this Section 5.10 so long as the amendment does not adversely affect the holders of a class of Waiver Units. Without limiting the generality of the preceding sentence, such adverse amendment includes any action that would:

(1)            change the term of payment of distributions, defer the date from which distributions on the Waiver Units shall accrue, cancel accrued and unpaid distributions on the Waiver Units or defer the date on which a class of Waiver Units will convert into Common Units – Class A;

(2)            reduce the amount payable or change the form of payment to the holders of the Waiver Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership; or

(3)            make any distribution of property other than cash or other property required or permitted by this Section 5.10.

(iv)           Certificates.

(A)           The Waiver Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Waiver Units. The certificates evidencing Waiver Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B)            The certificate(s) representing the Waiver Units may be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER) OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THE SUBMISSION TO THE PARTNERSHIP’S COUNSEL OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF SAID ACT OF 1933.”

(v)            Conversion.

(A)           On the first day of the Quarter, if any, for which both payment of a Quarterly cash distribution on the Common Units equals or exceeds $0.43 per Common Unit and the Coverage Ratio (as calculated with respect to the previous Quarter pursuant to which such distribution is attributable) is at least 1.10, each of the Waiver Units – Class 1, shall become convertible at the option of the holder thereof into a Common Unit – Class A at a conversion ratio of one Waiver Unit for one Common Unit – Class A (the “Conversion Ratio”) as provided in this Section 5.10(b)(v).  By way of example, if the Quarterly cash distribution paid on November 12, 2011 for the Quarter ended September 30, 2011 is $0.43 and the Coverage Ratio for the Quarter ended September 30, 2011 is at least 1.10, the Waiver Units – Class 1, shall become convertible as of October 1, 2011 (assuming they had not previously converted).

(B)           On the first day of the Quarter, if any, for which both payment of a Quarterly cash distribution on the Common Units equals or exceeds $0.46 per Common Unit and the Coverage Ratio (as calculated with respect to the previous Quarter pursuant to which such distribution is attributable) is at least 1.10, each of the Waiver Units – Class 2, shall become convertible at the option of the holder thereof into a Common Unit – Class A at the Conversion Ratio as provided in this Section 5.10(b)(v).

(C)           On the first day of the Quarter, if any, for which both payment of a Quarterly cash distribution on the Common Units equals or exceeds $0.49 per Common Unit and the Coverage Ratio (as calculated with respect to the previous Quarter pursuant to which such distribution is attributable) is at least 1.10, each of the Waiver Units – Class 3, shall become convertible at the option of the holder thereof into a Common Unit – Class A at the Conversion Ratio as provided in this Section 5.10(b)(v).

(D)           On the first day of the Quarter, if any, for which both payment of a Quarterly cash distribution on the Common Units equals or exceeds $0.52 per Common Unit and the Coverage Ratio (as calculated with respect to the previous Quarter pursuant to which such distribution is attributable) is at least 1.10, each of the Waiver Units – Class 4, shall become convertible at the option of the holder thereof into a Common Unit – Class A at the Conversion Ratio as provided in this Section 5.10(b)(v).

(E)            Immediately upon a Change of Control, all Outstanding Waiver Units shall become convertible at the option of the holder thereof into Common Units – Class A at the Conversion Ratio as provided in this Section 5.10(b)(v), subject to Special Approval of such Change of Control transaction.

(F)            Immediately, upon the death, Disability or termination by the Partnership or the Company from such employment without Executive Cause of an Executive, all Outstanding Waiver Units held by such Executive shall become convertible at the option of the holder thereof into Common Units – Class A at the Conversion Ratio as provided in this Section 5.10(b)(v); provided, that references herein to such Executive in his or her capacity as a Unitholder shall be deemed to include such Executive’s estate or a duly appointed representative, as applicable.

(G)           Commencing on the applicable Conversion Right Date, each of the holders of such class of Waiver Units shall have the right, at the option of such holder, to convert from time to time its Waiver Units into Common Units – Class A, subject to the conditions set forth in this Section 5.10(b)(v).  Any Common Units – Class A delivered as a result of conversion hereunder shall be fully paid, validly issued and non-assessable (except as provided in Section 5.9), free and clear of any liens, claims, rights or encumbrances.  To convert Waiver Units into Common Units – Class A pursuant to this Section 5.10(b)(v), the holder shall give written notice (a “Waiver Unit Conversion Notice”) to the Partnership in the form of Exhibit A attached hereto stating that such holder elects to so convert Waiver Units and shall state therein (i) the number of Waiver Units to be converted and (ii) the name or names in which such holder wishes the certificate or certificates for Common Units – Class A to be issued.  The date of any Waiver Unit Conversion Notice shall be hereinafter be referred to as a “Waiver Unit Conversion Notice Date.”

(H)           On the six-month anniversary of the applicable Conversion Right Date (the “Waiver Unit Automatic Conversion Date”), subject to the terms of this Section 5.10(b)(v), each Waiver Unit in such class not previously converted shall automatically convert into a Common Unit – Class A.  Ten days prior to the applicable Waiver Unit Automatic Conversion Date pursuant to this Section 5.10(b)(v)(H) or (to the extent reasonably practicable)  a Change of Control pursuant to 5.10(b)(v)(E), the Partnership shall give written notice (a “Waiver Units Automatic Conversion Notice”) to each holder of Waiver Units stating that the applicable class of Waiver Units shall automatically convert pursuant to Section 5.10(b)(v)(H) or shall become convertible pursuant to Section 5.10(b)(v)(E) on the applicable Waiver Unit Automatic Conversion Date or upon such Change of Control (as the case may be).  If a holder does not provide written notice to the Partnership of the name or names in which such holder wishes the certificate or certificates for Common Units – Class A to be issued (if applicable) within five Business Days after receipt of the Waiver Units Automatic Conversion Notice, then the certificate or certificates for Common Units – Class A shall be issued to the Record Holder of such Waiver Units.

(I)             In the event that a Waiver Units Conversion Notice is delivered by a holder of Waiver Units to the Partnership pursuant to Section 5.10(b)(v)(G), or a Waiver Units Automatic Conversion Notice is delivered (or is required to be delivered) by the Partnership to a holder of Waiver Units pursuant to Section 5.10(b)(v)(H), the Partnership shall issue the Common Units – Class A as soon as reasonably practicable, and in any event no later than 10 days after the deemed conversion date under this Section 5.10(b)(v)(I) (other than in the event of a Change of Control, in which case the Company shall issue (or shall have been deemed to issue) such certificates no later than immediately prior to such Change of Control), subject to the receipt by the Partnership of certificate(s) evidencing the Waiver Units so converted (the date of issuance of such Common Units – Class A, the “Waiver Unit Surrender Date”).  On or before the Waiver Units Surrender Date and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Waiver Units being converted, duly endorsed, at the office of the Partnership or, if identified in writing to such holder by the Partnership, at the offices of any Transfer Agent for such Units.  On the Waiver Units Surrender Date, the Partnership shall issue to such holder a Certificate or Certificates for the number of Common Units – Class A to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units – Class A issuable upon conversion of Waiver Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Units – Class A issuable upon conversion, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission (“DWAC”) system. The parties agree to coordinate with the Depository to accomplish this objective. Notwithstanding anything herein to the contrary, the conversion pursuant to this Section 5.10(b)(v) shall be deemed to have been made immediately prior to the open of business (i) on the first day of the month following the Waiver Unit Conversion Notice Date or (ii) on the Waiver Units Automatic Conversion Date, as applicable; provided, however, that (i) in the event of a conversion event under Section 5.10(b)(v)(F), conversion shall be deemed to have occurred immediately prior to the open of business on the first day of the month following the Waiver Unit Automatic Conversion Date (if not earlier converted pursuant to a Waiver Unit Conversion Notice), and (ii) in the event of a conversion event under Section 5.10(b)(v)(E), conversion shall be deemed to have occurred prior to such event and on the first day of the month in which such event occurs (if not earlier converted pursuant to a Waiver Unit Conversion Notice).  The Person or Persons entitled to receive the Common Units – Class A issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Common Units – Class A as of the time such conversion shall have been deemed to occur pursuant to the preceding sentence; provided, however, that notwithstanding anything in this Agreement to the contrary, no distribution shall be made on Common Units – Class A received upon conversion of Waiver Units with respect to the Quarterly distribution pursuant to which such Waiver Units became convertible.

(J)            Any Waiver Units that have not become convertible by January 1, 2021 shall, as of the close of business on such date, automatically be cancelled and cease to be Outstanding without any action on the part of the Partnership, a Unitholder or any other party.

(vi)           Adjustment of Waiver Target Distribution.  Each of the $0.43, $0.46, $0.49 and $0.52 per Common Unit – Class A target thresholds specified under Section 5.10(b)(v) as triggering a conversion of any Waiver Unit into a certain number of Common Units – Class A shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.8.

(vii)          Adjustment of Distribution Rate.  Each of the distributions specified under Section 5.10(b)(ii) shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.8.

(viii)         The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Units – Class A on conversion of, or payment of distributions on, Waiver Units pursuant hereto. However, the holder of any Waiver Units shall pay any tax that is due because the Common Units – Class A issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.

(ix)           The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.10(b) equitably and in such a manner as to afford the holders of Waiver Units the benefits of the provisions hereof, and will not take any action to deprive such holders of the benefit hereof.

5.11         Establishment of Common Units – Class B.

(a)            General. The Partnership hereby designates and creates a class of Units to be designated as the “Common Units – Class B,” consisting of a total of 40,000 Units.

(b)            Rights of Common Units – Class B.

(i)             Except as provided in this Section 5.11, the Common Units – Class B shall have all rights, preferences and privileges of the Common Units – Class A.

(ii)            The Common Units – Class B shall vote as a class together with the Common Units – Class A, as a single class on all matters in which the Common Units may vote; provided, that the Common Units – Class B, shall have the right to, voting as class, elect the Directors of the General Partner, as set forth in Section 13.4(b), and take all other actions specified therein relating to the Common Units – Class B, subject to the provisions of Section 11.3.

(iii)           Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, the affirmative vote of the holders of a majority of the Outstanding Common Units – Class B, voting separately as a class based upon one vote per such Common Unit – Class B, shall be necessary on any matter (other than pursuant to a merger or consolidation of the Partnership) that amends or modifies any of the terms of the Common Units – Class B; provided, that the Partnership shall be able to amend this Section 5.11 so long as the amendment does not adversely affect the holders of the Common Units – Class B. Without limiting the generality of the preceding sentence, such adverse amendment includes any action that would:

(A)           amend Section 13.4(b) (or Section 13.11 to the extent relating thereto);

(B)           change the term of payment of distributions, defer the date from which distributions on the Common Units – Class B shall accrue, cancel accrued and unpaid distributions on the Common Units – Class B or defer the date on which the Common Units – Class B will convert into Common Units – Class A;

(C)           reduce the amount payable or change the form of payment to the holders of the Common Units – Class B upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership; or

(D)           make any distribution of property other than cash or other property required or permitted by this Section 5.11.

(iv)           Commencing with the Quarter ending on March 31, 2011, the holders of the Class B Units as of an applicable Record Date shall be entitled to receive Partnership distributions pursuant to Section 6.3.

(c)            Certificates.

(i)             The Common Units – Class B shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Common  Units – Class B. The certificates evidencing Common Units – Class B shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units – Class A.

(ii)            The certificate(s) representing the Common Units – Class B may be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER) OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THE SUBMISSION TO THE PARTNERSHIP’S COUNSEL OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF SAID ACT OF 1933.”

(d)            Conversion.  Each Common Unit – Class B shall convert into Common Units – Class A at a conversion ratio of one Common Unit – Class B for one Common Unit – Class A upon (i) automatic conversion pursuant to Section 11.3 (“Common Unit Automatic Conversion”) or (ii) at the holder’s election.  Any Common Units – Class A delivered as a result of conversion hereunder shall be fully paid, validly issued and non-assessable (except as provided in Section 5.9), free and clear of any liens, claims, rights or encumbrances.  To convert Common Units – Class B into Common Units – Class A pursuant to this Section 5.11(d) the holder shall give written notice (a “Common Unit Conversion Notice”) to the Partnership in the form of Exhibit A attached hereto stating that such holder elects to so convert Common Units – Class B and shall state therein (i) the number of Common Units – Class B to be converted and (ii) the name or names in which such holder wishes the certificate or certificates for Common Units – Class A to be issued.  The date of any Common Unit Conversion Notice shall be hereinafter be referred to as a “Common Unit Conversion Notice Date.”

(e)            In the event a Common Units Conversion Notice is delivered by a holder of Common Units – Class B to the Partnership pursuant to Section 5.11(d), or upon a Common Units Automatic Conversion, the Partnership shall issue the Common Units – Class A as soon as reasonably practicable, and in any event no later than 10 days after the Common Unit Conversion Notice Date or a Common Units Automatic Conversion, as the case may be, subject to the receipt by the Partnership of certificate(s) evidencing the Common Units – Class B so converted (the date of issuance of such Common Units – Class A, the “Common Units Conversion Date”).  On or before the Common Unit Conversion Date and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Common Units – Class B being converted, duly endorsed, at the office of the Partnership or, if identified in writing to such holder by the Partnership, at the offices of any Transfer Agent for such Units.  On the Common Units Conversion Date, the Partnership shall issue to such holder a Certificate or Certificates for the number of Common Units – Class A to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units – Class A issuable upon conversion of Common Units – Class B, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Units – Class A issuable upon conversion by crediting the account of the holder’s prime broker with the Depository through its DWAC system. The parties agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 5.11(e) shall be deemed to have been made immediately prior to the close of business on the Common Units Conversion Notice Date or the date of the Common Units Automatic Conversion, as applicable.  The Person or Persons entitled to receive the Common Units – Class A issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Common Units – Class A at the close of business on the Common Units Conversion Notice Date or the date of the Common Units Automatic Conversion, as applicable.

(f)             The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Units – Class A on conversion of, or payment of distributions on, Common Units – Class B pursuant hereto. However, the holder of any Common Units – Class B shall pay any tax that is due because the Common Units – Class A issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

6.1           Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)            Net Income and Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d) and the allocations to the Waiver Units in Section 5.10(b)(i), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated to the holders of Common Units in accordance with their Percentage Interests.

(b)            [Intentionally Deleted]

(c)            [Intentionally Deleted]

(d)            Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)             Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)            Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704- 2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)           [Intentionally Deleted]

(iv)           Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or 6.1(d)(ii).

(v)            Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi)           Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)          Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)         Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)            Curative Allocation.

(A)           Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)           The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

6.2           Allocations for Tax Purposes.

(a)            Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)            In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)            (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and

(B)           any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)            (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and

(B)           any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)           The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c)            For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)            The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e)            Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)            All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)            Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized or recognized other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)            Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

6.3           Requirement of Distributions; Distributions to Record Holders.

(a)            Subject to Section 5.10 and after making the distributions required by Section 5.10(b)(ii) and beginning with the first Quarter ending on March 31, 2011, within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the holders of Common Units based upon their Percentage Interests as of the Record Date selected by the General Partner in accordance with each Limited Partner’s Percentage Interest; provided, however, that Common Units – Class A (i) issued upon conversion of Waiver Units, (ii) issued and Outstanding (or deemed issued and outstanding or held by a Record Holder) during such Quarter, (iii) entitled to a distribution with respect to such Quarter, and (iv) Outstanding for less than the entire Quarter, shall be entitled only to a pro rata distribution based on the number of days in such Quarter during which such Unit was (or was deemed) Outstanding.  Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any distributions to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act.  With respect to the Quarter ending on December 31, 2010, distributions shall be made as provided in this Agreement but assuming that no Waiver Units or Common Units – Class B are or were Outstanding during such Quarter or on the Record Date selected by the General Partner for such distribution, such that only the Common Units – Class A shall be entitled to any distributions for the Quarter ending December 31, 2010.

(b)            Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)            The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)            Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e)            Subject to Section 5.10, all other distributions of cash and other property shall be made to the holders of Common Units, Pro Rata.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

7.1           Management.

(a)            The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)             the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)            the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)           the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)           the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group, subject to Section 7.6 the lending of funds to other Persons (including Genesis OLP and any Group Member), the repayment of obligations of Genesis OLP and any Group Member and the making of capital contributions to any Group Member;

(v)            the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)           the distribution of Partnership cash;

(vii)          the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii          the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix)            the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, Genesis OLP from time to time), subject, however, to the restrictions set forth in Section 2.4;

(x)             the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi)            the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)           the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)         the purchase, sale or other acquisition or disposition of Partnership Securities, and the issuance of additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv)         the undertaking of any action in connection with the Partnership’s participation as a partner of Genesis OLP.

(b)            Notwithstanding any other provision of this Agreement, the Fourth Amended OLP Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in the Partnership hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the First Amended OLP Agreement and the other agreements described in or filed as part of the Proxy Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Proxy Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in the Partnership; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

7.2           Certificate of Limited Partnership.  The General Partner has caused the Certificate of Amended and Restated Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

7.3           Restrictions on General Partner’s Authority.

(a)            The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its General Partner Interest.

(b)            Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, without the approval of holders of a Majority Interest; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance; and provided, further, that this provision shall not preclude or limit the ability of Genesis OLP to sell, exchange or otherwise dispose of all of the assets of Genesis OLP in a single transaction or a series of related transactions that is approved by the limited partners of Genesis OLP as provided in Section 7.3(b) of the Fourth Amended OLP Agreement.

(c)            Without the approval of holders of a Majority Interest, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Fourth Amended OLP Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of Genesis OLP, in either case, that would have a material adverse effect on the Partnership as a partner of Genesis OLP or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of Genesis OLP.

7.4           Reimbursement of the General Partner.

(a)            Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Fourth Amended OLP Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

(b)            The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)            The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

7.5           Outside Activities.

(a)            The General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership, Genesis OLP and any other partnership or limited liability company of which the Partnership or Genesis OLP is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner or member in the Partnership or any such other partnership or limited liability company) and (ii) shall not, directly or indirectly, engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, as the case may be, of one or more Group Members or as  described in or contemplated by the Registration Statement or the Proxy Statement or (B) the acquiring, owning or disposing of debt or equity securities of any Group Member.

(b)            Salomon, Basis Petroleum, Inc. and Howell continue to be parties to the Non-Competition Agreement, which agreement sets forth certain restrictions on their ability to engage in the business of (i)  crude oil gathering at the wellhead in the states of Alabama, Florida, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma or Texas, or any states contiguous to such states, and (ii) transporting for third parties crude oil by pipeline along the routes of the Partnership’s crude oil pipelines owned as of the Initial Closing Date. The Non-Competition Agreement remains in effect in accordance with its terms.

(c)            Except as specifically restricted by Section 7.5(a) and the Non-Competition Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Neither any Group Member, nor any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Fourth Amended OLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(d)            Subject to the terms of Sections 7.5(a), 7.5(b) and 7.5(c) and the Non-Competition Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership, and the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

(e)            The General Partner and any of its Affiliates may acquire Partnership Securities in addition to those heretofore acquired and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights relating to such Partnership Securities.

(f)            The term “Affiliates” when used in Section 7.5 with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

7.6           Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a)            The General Partner or any Affiliate thereof may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b)            The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)            The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d)            The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)            Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3 of the First Amended Agreement, the Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement or the Proxy Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f)             The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g)            Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement or the Proxy Statement are hereby approved by all Partners.

7.7           Indemnification.

(a)            To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)            To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)            The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement dated November 26, 1996 among the Partnership, Genesis OLP, and the underwriters and other parties named therein), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)            The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)            For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Partnership.

(f)            In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)            An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)            The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8           Liability of Indemnitees.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)            Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)            To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d)            Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.9           Resolution of Conflicts of Interest.

(a)            Unless otherwise expressly provided in this Agreement or the Fourth Amended OLP Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, Genesis OLP, any Partner, or any Assignee on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Fourth Amended OLP Agreement, of any agreement contemplated herein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b)            Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, Genesis OLP, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Fourth Amended OLP Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definition of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners or the Assignees by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

(c)            Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)            The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

7.10         Other Matters Concerning the General Partner.

(a)            The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)            The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)            The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d)            Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

7.11         Purchase or Sale of Partnership Securities.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner and any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Article IV and Article X.

7.12         Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1           Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

8.2           Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

8.3           Reports.

(a)            As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Limited Partner Interest as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)            As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Limited Partner Interest, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which Limited Partner Interests are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

9.1           Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2           Tax Elections.

(a)            The Partnership has made the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of such Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)            The Partnership has elected to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)            Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

9.3           Tax Controversies.  Subject to the provisions hereof, the Board of Directors shall designate one officer of the Partnership or the General Partner who is a Partner as the Tax Matters Partner (as defined in the Code) and such Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4           Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

10.1         Admission of Substituted Limited Partner.  By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest (including uncertificated Common Units – Class A) shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) if the Limited Partner Interest is certificated, the right to negotiate such Certificate and the right to transfer the right to request admission as a Substituted Limited Partner in respect of the transferred Limited Partner Interests and (b) in the event the Limited Partner Interest is uncertificated Common Units – Class A, the right to transfer the right to request admission as a Substituted Limited Partner in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interest so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

10.2         Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Group Members without dissolution.

10.3         Admission of Additional Limited Partners.

(a)            A Person (other than a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement in exchange for Limited Partner Interests shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)            Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

10.4         Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

11.1         Withdrawal of the General Partner.

(a)            The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)             the General Partner voluntarily withdraws from the Partnership by giving written notice to the Limited Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 11.1(a)(i) if the General Partner voluntarily withdraws as a general partner of Genesis OLP);

(ii)            the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)           the General Partner is removed pursuant to Section 11.2;

(iv)           the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)            a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)           (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (M) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (D) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)            Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i)  at any time during the period beginning on the Initial Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2006, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by the holders of a Majority Interest and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any limited partner of Genesis OLP or cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii)  at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2006, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Limited Partner Interests. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Majority Interest, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become a successor general partner or managing member of the other Group Members of which the General Partner is a general partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

11.2         Removal of the General Partner.  The General Partner may be removed with or without Cause. If Cause exists, the General Partner may be removed if such removal is approved by the holders of a Two-Thirds Interest (including Limited Partner Interests held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner with Cause must also provide for the election of a successor General Partner by the holders of a Two-Thirds Interest (including Limited Partner Interests held by the General Partner and its Affiliates). If such removal is without Cause, such removal must be approved by the holders of a Majority Interest (excluding any Limited Partner Interests held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner without Cause must also provide for the election of a successor General Partner by the holders of a Majority Interest (excluding any Limited Partner Interests held by the General Partner and its Affiliates). If it is proposed that the removal is without Cause, and an Affiliate of Denbury Resources Inc., a Delaware corporation (“Denbury”), or Denbury is the General Partner proposed to be removed and not proposed as a successor General Partner, then any such action for removal must also provide for Denbury to be granted an option immediately upon the effectiveness of the removal (the option to be exercisable for a period of 45 days following the determination of fair market value by independent appraisal in the manner set forth below) to purchase all of the Partnership’s then existing right, title and interest, if any, in the Partnership’s Mississippi pipeline system, with a termination point (as of July 31, 2002) at Maryland, Louisiana, and its associated real and personal property, easements, rights of way and storage facilities, at 110% of its fair market value (as determined by independent appraisal in the manner set forth below). Such option is to contain additional terms and conditions as reasonably acceptable to Denbury and the independent directors of the General Partner. Any removal of the General Partner shall be effective immediately following the admission of a successor General Partner, subject to the provisions of Section 10.2. Such removal shall also automatically constitute the removal of the General Partner as general partner of the other Group Members of which the General Partner is a general partner. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member of the other Group Members of which the General Partner is a general partner. The right of the Limited Partners to remove the General Partner pursuant to this Section 11.2 shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Upon removal of Denbury or its Affiliate as General Partner without Cause, and the granting of the option to Denbury as set forth above in the sixth sentence of this Section 11.2 and the election of the successor General Partner that is not Denbury or an Affiliate of Denbury, two independent appraisers shall be promptly selected, one appraiser to be selected by the successor General Partner and the other appraiser to be selected by Denbury. The fair market value of the Mississippi pipeline system will be determined by the agreement of these two independent appraisers acting reasonably and in good faith. In the event the two appraisers so selected do not reach an agreement as to the fair market value within 45 days following the selection of the second appraiser, the fair market value shall be the mid-point between each of the values determined reasonably and in good faith by the two appraisers.

11.3         Removal or Other Elimination of Director Election Right.  Notwithstanding anything in this Agreement to the contrary, the right of the Common Units – Class B to elect Directors to the Board of Directors pursuant to Section 13.4(b) (together with the other rights set forth therein) shall continue to remain a right of the Common Units – Class B until the General Partner is removed and a successor General Partner is appointed pursuant to Section 11.2, at which time the Common Units – Class B shall automatically convert to Common Units – Class A, as provided in Section 5.11, and Section 13.4(b) shall be of no further force and effect at or after the time of such succession.  After the optional conversion of all Common Units – Class B to Common Units – Class A if a successor General Partner has not been appointed pursuant to Section 11.2, the General Partner, acting in its capacity as the general partner of the Partnership, shall have the right (subject to the Unitholder Rights Agreement) to cause the Partnership to exercise its right as the sole member of the General Partner to appoint, replace or remove Directors, unless otherwise provided at the time of conversion or anytime thereafter.

11.4         Interest of Departing Partner and Successor General Partner.

(a)            In the event of the withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Fourth Amended OLP Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.4(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Common Units – Class A on any National Securities Exchange on which Common Units – Class A are then listed, the value of the Partnership’s assets, the rights and obligations of the General Partner and other factors it may deem relevant.

(b)            If the Combined Interest is not purchased in the manner set forth in Section 11.4(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units – Class A pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.4(a), without reduction in such Combined Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner’s Combined Interest to Common Units – Class A will be characterized as if the General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units – Class A.

11.5         Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

12.1         Dissolution.  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)            the expiration of its term as provided in Section 2.7;

(b)            an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(c)            an election to dissolve the Partnership by the General Partner that is approved by the holders of a Majority Interest;

(d)            the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(e)            the dissolution of Genesis OLP; or

(f)            the sale of all or substantially all of the assets and properties of the Partnership Group.

12.2         Continuation of the Business of the Partnership after Dissolution.  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Majority Interest may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Majority Interest. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(a)            the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

(b)            if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.4; and

(c)            all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Majority Interest to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership, Genesis OLP nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

12.3         Liquidator.  Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of a Majority Interest. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of a Majority Interest. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

12.4         Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a)            Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)            Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reasonable reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)            Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.5         Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

12.6         Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

12.7         Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

12.8         Capital Account Restoration.  No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

13.1         Amendment to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)            a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)            admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)            a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that no Group Member will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d)            a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (B) to facilitate the trading of Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners or (C) in connection with action taken by the General Partner pursuant to Section 5.8, or (iii)  is required to effect the intent expressed in the Registration Statement or the Proxy Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)            a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)            an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)            an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h)            any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)             an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)             an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)            a merger or conveyance pursuant to Section 14.3(d); or

(l)             any other amendments substantially similar to the foregoing.

13.2         Amendment Procedures.  Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Majority Interest, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Limited Partner Interests shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Limited Partner Interests or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

13.3         Amendment Requirements.

(a)            Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) whose aggregate Outstanding Limited Partner Interests constitute not less than the voting requirement sought to be reduced.

(b)            Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c) or 12.1(e), give any Person the right to dissolve the Partnership.

(c)            Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)            Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 7.3 or 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of a Ninety Percent Interest unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)            Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of a Ninety Percent Interest.

13.4         Special Meetings.

(a)            All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed and which are entitled to vote thereat (a “Limited Partner Group”). Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(b)            (i) An annual meeting of the Limited Partners holding Outstanding Common Units – Class B for the election of Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of such Limited Partners holding Outstanding Units shall be held in June of each year beginning in 2011 or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting.  Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii)            The Limited Partners holding Outstanding Common Units – Class B (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) shall vote together as a single class for the election of Directors to the Board of Directors (but such Limited Partners and their Units shall not, however, be treated as a separate class of Partners or Partnership Securities for other purposes of this Agreement).  The Limited Partners described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting at which a quorum is present persons to serve as Directors who are nominated in accordance with the provisions of this Section 13.4(b) (or Section 13.11 to the extent applicable).  The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii)           Solely with respect to the election and removal of Directors to the Board of Directors, the General Partner, those Limited Partners holding a direct interest in the General Partner and any Affiliates of such Limited Partners shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Unitholders.  If the General Partner has provided at least 30 days advance notice of any meeting at which Directors are to be elected, then the Limited Partners holding Outstanding Common Units – Class B (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) that attend such meeting shall constitute a quorum, and if the General Partner has provided less than 30 days advance notice of any such meeting, then Limited Partners holding a majority of the Outstanding Common Units – Class B (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) shall constitute a quorum.

(iv)           The number of Directors on the Board of Directors shall be 11, unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors then in office.  Each person serving as a Director immediately prior to the effectiveness of this Agreement shall continue as a Director.

(v)            Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal.  A majority of the remaining Directors may nominate and elect a person to fill any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors).  Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.  A Director may be removed only upon the affirmative vote of Limited Partners holding a majority of the Outstanding Common Units – Class B (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners); provided, however, a Director may only be removed if, at the same meeting, Limited Partners holding a majority of the Outstanding Common Units – Class B nominate a replacement Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 13.4), and Limited Partners holding a majority of the Outstanding Common Units – Class B (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) also vote to elect a replacement Director.

(vi)           Nominations of persons for election as a Director to the Board of Directors may be made (A) at an annual or special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of a majority of the Directors or (2) by any Limited Partner Group pursuant to Section 13.4(a) hereof if each member of such Limited Partner Group is a Record Holder of Common Units – Class B at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the General Partner, or (B) otherwise in connection with a written consent of the holders of Common Units – Class B under Section 13.11.  In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner Group (each member of which is a Record Holder of Common Units – Class B) may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting.

(vii)          This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(viii)         Subject to Section 11.3, the Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including, without limitation, amending the organizational documents of the General Partner such that at all times the organizational documents of the General Partner shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

(ix)           Subject to Section 11.3, if the General Partner delegates to an existing or newly formed wholly owned Subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

(x)             This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to amend or modify those provisions relating to the election, removal, nomination and replacement of Directors, and similar matters, under this Agreement or the General Partner Agreement.

(xi)            Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13.4(b) shall at all times be subject to the provisions of the Unitholder Rights Agreement and Section 11.3.

13.5         Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

13.6         Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

13.7         Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

13.8         Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

13.9         Quorum.  Subject to Section 13.4(b), holders of a majority of the applicable Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) of the class or classes for which a meeting has been called and which are entitled to vote represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the applicable Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that in the aggregate represent a majority of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

13.10      Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

13.11      Action Without a Meeting.  If authorized by the General Partner (or at any time with respect to the election of Directors, or the taking of any other action provided for under Section 13.4(b), by the holders of the Outstanding Common Units – Class B holding at least a majority of the Common Units – Class B), any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by a Limited Partner the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

13.12      Voting and Other Rights.

(a)            Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) and entitled to vote at the meeting shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b)            With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

14.1         Authority.  The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

14.2         Procedure for Merger or Consolidation.  Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)            The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)            The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)            The terms and conditions of the proposed merger or consolidation;

(d)            The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)            A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)            The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g)            Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

14.3         Approval by Limited Partners of Merger or Consolidation.

(a)            Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)            Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Majority Interest unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)            Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)            Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any limited partner in Genesis OLP or cause the Partnership or Genesis OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

14.4         Certificate of Merger.  Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

14.5         Effect of Merger.

(a)            At the effective time of the certificate of merger:

(i)             all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)            the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)           all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)           all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)            A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

15.1         Right to Acquire Limited Partner Interests.

(a)            Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding are held by Persons other than the General Partner, the Partnership and their respective Subsidiaries, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any of its Subsidiaries, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner, the Partnership and any of their respective Subsidiaries, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner, the Partnership or any of their respective Subsidiaries for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)            If the General Partner, the Partnership or any of their respective Subsidiaries elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, the Partnership or any of their respective Subsidiaries, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or upon receipt of evidence of the ownership of uncertificated Common Units – Class A to the extent any Common Units comprising the Limited Partner Interest are uncertificated,  in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, the Partnership or any of their respective Subsidiaries, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate (or evidence of uncertification) shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates, or evidence of the ownership of uncertificated Common Units, representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, the Partnership or any of their respective Subsidiaries, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Subsidiaries of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI, and Article XII).

(c)            At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest or evidence of ownership of uncertificated Common Units – Class A comprising all or part of such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

16.1         Addresses and Notices.  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Security at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Security by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

16.2         Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.3         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

16.4         Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

16.5         Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

16.6         Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

16.7         Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, upon accepting the certificate evidencing such Limited Partner Interest or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

16.8         Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

16.9         Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.10      Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

GENESIS ENERGY, LLC

By:	/s/ Robert C. Sturdivant
Name:	Robert C. Sturdivant
Title:	Chairman of the Board

LIMITED PARTNERS:

All Limited Partners previously and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney previously and hereafter executed in favor of, and granted and delivered to the General Partner.

By: GENESIS ENERGY, LLC, the General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

GENESIS ENERGY, LLC

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer

[Signature Page – Fifth Amended and Restated Agreement of Limited Partnership (1 of 1)]

EXHIBIT A

WAIVER UNITS / CLASS B UNITS CONVERSION NOTICE
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
WAIVER UNITS / CLASS B UNITS)

[Date]

The undersigned hereby elects to convert the number of Waiver Units (“Waiver Units”) or of Common Units - Class B (“Common Units – Class B,” and together with Waiver Units, “Converted Units”) of Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), indicated below into Common Units - Class A (“Common Units – Class A”) of the Partnership, according to the conditions hereof, as of the date written below.  If Common Units – Class A are to be issued in the name of a person other than the holder of such Converted Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent.  No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Class of Converted Units (Waiver Units or Common Units – Class B):

Number of Converted Units Owned:

Number of Common Units – Class A to be Issued:

Name in which Certificate for Common Units – Class A is to be Issued:

Address for Delivery:

[Signature Page Follows]

HOLDER:

By:
Name:
Title:

[Signature Page to Converted Units Conversion Notice]